UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

February 23, 2005
(Date of earliest event reported)

IVAX Corporation

(Exact name of registrant as specified in its charter)

Florida	1-09623	16-1003559

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33127

(Address of principal executive offices)	(Zip Code)

(305) 575-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

     See Item 3.02 below.

Item 2.03 Creation of a Direct Financial Obligation

     See Item 3.02 below.

Item 3.02 Unregistered Sales of Equity Securities.

     On February 23, 2005, we completed our previously announced offer to exchange each $1,000 principal amount of our outstanding 1.5% convertible senior notes due 2024 (the “Old Notes”) that is validly tendered and accepted for exchange for (i) $1,000 principal amount of our new 1.5% convertible senior notes due 2024 (the “New Notes”); and (ii) a one-time cash payment equal to $2.50 per $1,000 principal amount of such Old Notes validly tendered and accepted for exchange (the “Offer”). We made the Offer pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof.

     The Offer expired at 12:00 Midnight, New York City time, on February 22, 2005 (the “Expiration Date”). As of the Expiration Date, $399 million principal amount of the Old Notes, or 99.75% percent of the outstanding Old Notes, had been tendered in exchange for an equal amount of the New Notes.

     The purpose of the Offer was to change the conversion settlement provisions of the Old Notes. We made this change in response to the adoption by the Emerging Issues Task Force (“EITF”), of the Financial Accounting Standards Board (“FASB”) of EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” which, effective December 15, 2004, changed the accounting rules applicable to the Old Notes. The Old Notes are only convertible at a conversion price of $23.89 per share in the event certain conditions have been satisfied, including the market price of our common stock reaching $28.68 for 20 consecutive trading days. Prior to the adoption of EITF Issue No. 04-8, we included the shares underlying the Old Notes (if dilutive) in our calculation of diluted earnings per share when one of such conditions was met. EITF Issue No. 04-8 requires us to apply the “if-converted” method to the Old Notes, requiring us to include the common stock issuable upon conversion of the Old Notes in our diluted shares outstanding for purposes of calculating diluted earnings per share regardless of whether the conditions to conversion have been met.

     By committing to pay up to the principal amount of the New Notes in cash upon conversion, we believe we will be able to account for the New Notes under the “treasury stock” method, which is generally expected to be less dilutive to earnings per share than the “if- converted” method prescribed by EITF Issue No. 04-8. The “treasury stock” method only requires inclusion of the shares to be delivered upon conversion if our common stock is trading at a price in excess of the conversion price based on the average trading price during the preceding quarter and then only to the extent the conversion value is greater than the principal amount of the New Notes. We generally expect that since fewer shares will be included in the number of fully diluted shares outstanding under the New Notes based on this calculation than would be included for the Old Notes under the “if-converted” method, when dilutive, our diluted earnings per share will be greater.

     Upon conversion, holders of the New Notes will receive cash and, if applicable, shares of our common stock. The aggregate value (the “net share conversion value”) of the cash and, if applicable, shares of our common stock per $1,000 principal amount of the New Notes will be equal to the product of:

•	the conversion rate then in effect; and

•	the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the “10-day weighted average price”).

     Holders of the New Notes may surrender the New Notes for conversion into cash and, if applicable, shares of our common stock based on a conversion rate, subject to adjustment, of 41.85925 shares of our common stock per $1,000 principal amount of the New Notes (which represents a conversion price of approximately $23.89 per share), only under the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any Note Measurement Period in which the average market price for the New Notes during that Note Measurement Period was less than 95% of the average conversion value for the New Notes during such period;

•	if we have called the New Notes for redemption; or

•	upon the occurrence of specified corporate transactions.

     Subject to limited exceptions, we will deliver the net share conversion value of the New Notes surrendered for conversion to converting holders as follows:

•	a principal return equal to the lesser of:

•	the aggregate net share conversion value of the New Notes to be converted; or

•	the aggregate principal amount of the New Notes to be converted; and

•	if the aggregate net share conversion value of the New Notes to be converted is greater than the principal return, net shares determined as set forth in the indenture, equal to the net share amount; and

a cash amount in lieu of any fractional shares of our common stock.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document
4.1
Indenture dated as of February 23, 2005, between IVAX Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit T3C to IVAX’ Application for Qualification of Indenture on Form T-3 filed with the Commission on February 22, 2005).

99.1
Press Release dated February 23, 2005 (incorporated by reference to Exhibit (a)(5)(ii) to Amendment No. 3 to IVAX’ Tender Offer Statement on Schedule TO/A filed with the Commission on February 23, 2005).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX CORPORATION
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	Senior Vice President, General Counsel and Secretary

Dated: February 24, 2005

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